SECURITIES AND EXCHANGE COMMISSION

		     Washington, D.C.  20549




			    FORM 8-K

			 CURRENT REPORT





	     Pursuant to Section 13 or 15(d) of the
		 Securities Exchange Act of 1934


		Date of Report: September 9, 1996




		PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)




Registrant's telephone number, including area code:(415) 973-7000


Item 5.  Other Events

A.  Electric Industry Restructuring Legislation

On August 31, 1996, the California State Legislature adopted legislation, Assembly Bill (AB) 1890, which comprehensively restructures the regulation of electric utilities in California. The legislation is supported by Pacific Gas and Electric Company (PG&E) and a coalition of customer, utility, business, environmental, agricultural, labor, independent power producer, and local government groups. The legislation now goes to the Governor, who will have thirty days to sign or veto it. The legislation would be effective upon enactment. The following are the major provisions of AB 1890:

Recovery of Uneconomic Costs:

The legislation authorizes utilities subject to the regulation of the California Public Utilities Commission (CPUC) to recover the uneconomic costs of their generation-related assets and obligations (referred to in the legislation as "Competition Transition Costs"). These uneconomic costs (CTCs) would be recovered from all customers (with certain exceptions) through a non-bypassable charge included as part of rates over the period ending December 31, 2001, with the possibility of extension beyond December 31, 2001 for certain CTCs, such as employee-related transition costs (recoverable through December 31, 2006) and costs resulting from implementation of direct access, creation of a power exchange and independent operation of the transmission system. As a prerequisite to any consumer obtaining direct access services (see "Direct Access," below), the consumer must agree to pay its applicable non-bypassable CTC charge, through the rates or tariffs under which the consumer is obtaining service from the utility, or by written confirmation if the consumer is not using the utility's facilities for direct access. Until January 1, 2002, electricity marketers must advise their direct access customers of their obligation to execute a written confirmation of their obligation to pay the applicable non-bypassable CTC charge.

Generation-related assets and obligations are defined to include those costs and categories of costs consisting of generation facilities, generation-related regulatory assets, nuclear settlements, and power purchase contracts, including restructuring, renegotiations or terminations thereof approved by the CPUC, that were being collected in rates as of December 20, 1995, along with costs incurred after that date for capital additions to such generating facilities that the CPUC determines are reasonable and necessary to maintain the facilities through December 31, 2001. Employee-related transition costs associated with officers, senior supervisory employees, and professional employees performing predominantly regulatory functions are not recoverable.

CTCs associated with existing power purchase contracts, such as those for purchases from Qualifying Facilities (QFs) under the Public
Utility Regulatory Policies Act of 1978, also would be recoverable through non-bypassable rates, except that the recovery period would be over the duration of the contract or any restructuring thereof.

CTCs associated with utility-owned fossil generation would be limited to the uneconomic net book value of the fossil capital investment as of January 1, 1998, plus the costs of capital additions subsequent to December 20, 1995 that the CPUC determines are reasonable and necessary to maintain the facilities through December 31, 2001. Operating costs for such facilities would generally not be recoverable except through market-based rates or if the facilities are required to be operated for reliability purposes by the Independent System Operator (ISO) to be developed in connection with restructuring, as discussed below. PG&E will be permitted to retain any earnings from the operation of such plants for reliability purposes, and will not be required to apply those earnings to offset recovery of CTCs.

As discussed below, the recovery of CTCs must be consistent with not increasing rates above rate levels in effect on June 10, 1996. The CPUC's calculation of uneconomic costs associated with utility-owned generation would be based on a mechanism which nets the negative value of all above-market utility-owned generation assets against the positive value of all below-market utility-owned generation. The legislation provides that the CPUC's determination of the CTCs eligible for recovery and of the valuation of the assets under these criteria, which must occur by January 1, 2002, may not be rescinded or altered by subsequent CPUC action.

The legislation provides for certain customers to be exempt from paying CTCs. These exemptions include certain cogeneration and self-generation projects, certain irrigation districts, the Bay Area Rapid Transit District (BART), and the University of California at Davis. Fifty million dollars of the costs attributable to the irrigation district exemptions would be recoverable through March 31, 2002, but the costs of the other exemptions would be recoverable only if recovered by December 31, 2001, without raising rates in effect as of June 10, 1996. The costs of such exemptions (other than the BART exemption) may be allocated only to the customer classes of which the exemptees are members.

Nuclear decommissioning costs would continue to be recovered through a non-bypassable charge separate from CTCs until fully recovered.
Recovery of nuclear decommissioning costs may be accelerated.

The legislation cites the Restructuring Rate Settlement (Restructuring Agreement) between PG&E and a spectrum of agricultural, commercial, industrial, union, independent power and consumer groups, as an example of a CTC cost recovery plan authorized by the legislation.

Rate Levels:

In order to provide utilities a reasonable opportunity to recover their CTCs on an accelerated basis, the legislation, with certain exceptions, requires that retail electric rates be set at levels equal to those in effect as of June 10, 1996, and remain at those levels until the earlier of March 31, 2002 or when CTCs have been fully recovered. The June 10, 1996 rate level is inclusive of CTCs.

The legislation states that it is the Legislature's intent that utilities be required and authorized to refinance the costs of CTCs for residential and small commercial customers (customers who have less than 20 kilowatts of peak demand) so that their rates will be reduced no less than 10 percent for 1998 continuing through 2002. In order to achieve this rate reduction, utilities are authorized to finance a portion of their CTCs with proceeds from the sale of "rate reduction bonds" issued by the California Infrastructure and Economic Development Bank (IED Bank). The rate reduction bonds will have a term not to exceed ten years. Residential and small commercial customers will pay the principal and interest on the rate reduction bonds through a separately identified component of their electric utility bill. Utilities will act as collection agent, and will remit principal and interest payments to the IED Bank or to a special purpose trust authorized by the IED Bank to issue bonds. The legislation requires that utilities, by no later than June 1, 1997, apply concurrently to the CPUC and the IED Bank, respectively, for financing orders and for issuance of rate reduction bonds sufficient to accomplish the rate reduction for residential and small commercial customers.

The legislation provides that financing orders issued by the CPUC and rate proceeds made the basis of issuance of rate reduction bonds may not be limited, altered, amended or rescinded by the CPUC or by the State of California, except for adjustments to the amounts necessary to ensure timely recovery of all transition costs financed by the financing orders and rate reduction bonds.

The legislation also states that an anticipated result of implementation of the legislation is that rates for residential and small commercial customers would be reduced cumulatively by no less than 20 percent by April 1, 2002, compared to rates in effect on June 10, 1996. The legislation provides that the CPUC will determine whether the April 1, 2002 rate reduction has been met by excluding the costs of competitively procured electricity and the costs associated with the rate reduction bonds issued to finance a portion of CTCs.

Independent System Operator and Power Exchange/System Reliability
Standards:

The legislation requires the CPUC to facilitate the development of an ISO and a Power Exchange (PX), and establishes a five-member Oversight Board to (1) ensure that the ISO and PX are incorporated as public benefit, non-profit corporations under California law; (2) oversee the ISO and PX, (3) appoint members of the governing boards of the ISO and PX, and (4) serve as an appeal board for appeals by ISO governing board members from majority decisions of the ISO governing board.

Three members of the Oversight Board are to be California residents and electric ratepayers appointed by the Governor from a list jointly recommended by the CPUC and the California Energy Commission, and subject to confirmation by the California State Senate. One member is to be a member of the California State Assembly appointed by the Speaker thereof, and one member is to be a member of the State Senate appointed by the Committee on Rules thereof. The legislative members will be non-voting members. Members of the Oversight Board will be appointed for staggered three-year terms.

The ISO and PX Governing Boards are to be composed of California residents, and will include, but are not limited to, representatives of investor-owned utility transmission owners, publicly-owned utility transmission owners, nonutility electricity sellers, public buyers and sellers, private buyers and sellers, industrial end-users, commercial end-users, residential end-users, agricultural end-users, public interest groups, and non-market participant representatives. A simple majority of the ISO Governing Board must be unaffiliated with electric generation, transmission or distribution corporations.

It is the intent of the legislation that both California's investor-owned utilities and its publicly-owned utilities commit control of their transmission facilities to the ISO. Publicly-owned utilities are authorized to recover their generation-related transition costs through the imposition of exit fees if they have otherwise committed their transmission system control to the ISO. The ISO is required to ensure reliable transmission services consistent with planning and operating reserve criteria no less stringent than those established by the Western Systems Coordinating Council (WSCC) and the North American Electric Reliability Council. Consistent with these criteria, the ISO must adopt inspection and maintenance standards for investor-owned and publicly-owned utilities no later than March 31, 1997.

Within six months of Federal Energy Regulatory Commission (FERC) approval of establishment of the ISO, the ISO must provide a report to the Legislature on current reliability criteria in the WSCC, the economic cost of system outages and cost-effective options to prevent them. The ISO is required to review the causes of major system outages, and is authorized to order appropriate sanctions on transmission owners responsible for such outages, subject to FERC approving that authority. The CPUC is required to seek approval from the FERC to give the ISO the authority to secure generating and transmission resources necessary to meet the reliability criteria. Finally, it is the intent of the legislation that California enter into an interstate compact with other western states to establish enforceable reliability standards for the interconnected regional transmission and distribution systems.

The legislation requires that no later than March 31, 1997, the CPUC adopt inspection, maintenance, repair and replacement standards for the distribution systems of investor-owned utilities. In order to assure reliability, in any sale (but not spin-off) of utility electric generating facilities initiated prior to December 31, 2001 and approved by the CPUC prior to December 31, 2002, the CPUC must require that the selling utility contract with the purchaser for the selling utility, an affiliate, or a successor corporation to operate and maintain the facility for at least two years. This requirement would not apply if the plant were shut down or otherwise not operated. The CPUC may, but is not required to, impose these requirements on sales initiated on or after January 1, 2002.

Direct Access:

The legislation authorizes direct transactions between electricity suppliers and end-use customers, beginning no later than January 1, 1998, and on a phased-in schedule through December 31, 2001, that is equitable to all customer classes. Aggregation of customer electrical load for such direct transactions is authorized, provided that customers consent to aggregation through a positive written declaration. No change in the aggregator or electric service provider of a residential or small commercial customer may be made unless the change complies with certain "anti-slamming" provisions. Customers would be eligible for direct transactions regardless of any phase-in schedule if at least one-half the customer's electrical load is supplied by a certified renewable resource provider.

Base Revenue Increases:

The legislation specifically provides for annual increases in base revenues for PG&E, effective in 1997 and 1998, equal to the inflation rate (as measured by the consumer price index) for the prior year plus two percentage points. The base revenue increases do not affect the overall electric rates for customers, which will be frozen, per the legislation. The increase will remain in effect pending a general rate case to be filed by PG&E no later than the end of 1997 for rates to be effective in January 1999. However, these base revenue increases will not create any presumption regarding the level of base revenues to be used for any future base rate or performance-based ratemaking. Further, the base revenue increases must be used for enhancing transmission and distribution system safety and reliability, and any such revenues not expended for such purposes shall be credited against subsequent safety and reliability revenue requirements in future years.

Regulation of Generation Facilities:

The legislation provides that generation facilities owned by a public utility prior to January 1, 1997 and subject to rate regulation by the CPUC will continue to be regulated by the CPUC only until the facilities have undergone market valuation in connection with the CTC recovery mechanism. However, if the public utility wishes to retain ownership of the facility in the same corporation as its distribution utility after market valuation has taken place, the utility must demonstrate to the CPUC that such continued ownership in the same corporation is in the public interest and would not confer an undue competitive advantage on the utility.

The legislation also provides that owning, controlling, operating or managing a power plant used for direct access or for sales to the PX would not subject a corporation or person to CPUC regulation solely by reason of such ownership, control, operation, management or sale.

Consumer Protection:

Except for utilities already regulated by the CPUC, entities which offer electrical services to residential and small commercial customers must register with the CPUC, provide specific information to customers as part of its services, and be subject to specific claims and damages procedures. This requirement would expire January 1, 2002 unless renewed by legislation. Existing utilities must develop consumer information training programs to assist customers in understanding their supply options under the new market structure.
All suppliers must follow verification procedures before customers may be shifted from their current supplier.

Public Benefit Programs:

The legislation provides that energy efficiency, research and development, and low income programs will be funded in electric rates pursuant to a separate, non-bypassable charge at current levels from January 1, 1998 through December 31, 2001. The June 10, 1996 rate level is inclusive of this public benefit charge. Under this provision, PG&E is obligated to fund energy efficiency and conservation programs at $106 million per year; research and development programs at $30 million per year; and renewable technologies at not less than $48 million per year. The CTC recovery period may be extended three months beyond December 31, 2001 to the extent necessary to assure that the aggregate amount of funds collected for renewable technologies programs from investor-owned utilities is $540 million. Public interest funds not used for transmission and distribution research, and renewable research and development funds collected under these rates will be transferred to and administered by the California Energy Commission. Publicly-owned utilities must establish a public benefits charge commensurate to the lowest expenditure of the investor-owned utilities, on a percent of revenue basis.


Short Run Avoided Cost Pricing by QFs

The legislation provides that so-called "short run avoided cost payments" paid by investor-owned utilities to nonutility generators, including QFs, will be based on a formula which references the average of current California natural gas border indices. When the CPUC determines that the PX is functioning properly (see "Independent System Operator and Power Exchange/System Reliability Standards," above), and either (1) the utility is subject to market-based rates for its fossil generation unit, or (2) the utility has divested 90 percent of its gas fired generation units, the short run avoided cost price will be based on the PX price. However, at any time, nonutility generators may exercise a one-time option to base their short run avoided cost price on the PX price.

Restructuring of Publicly Owned-Utilities

The legislation restructures the regulation and authority of publicly-owned utilities in parallel with the provisions applicable to investor-owned utilities, as follows:

- --Publicly-owned utilities will determine whether to offer direct access on their systems, subject to a phase-in period commencing no later than January 1, 2000;

- --If the publicly-owned utility offers direct access, it may establish a non-bypassable CTC charge;

- --After the ISO is approved, neither a publicly-owned utility nor an investor-owned utility may recover CTCs under the legislation unless it has committed control of its transmission facilities to the ISO; and

- --The legislation reflects an agreement between local publicly-owned electric utilities and investor-owned utilities on pricing principles for transmission facilities committed to the ISO. Initially, utility specific access charges and rates will honor all of the terms and conditions of existing transmission services contracts and will recognize any wheeling revenues of existing transmission service arrangements to the particular transmission owner. No later than two years after the initial operation of the ISO, the ISO will recommend a revised rate structure. If the ISO transmission rates are different than those in effect for any transmission facility owner, the amount of any difference may be tracked and recovered in rates over an amortization period which would commence after termination of the period for recovery of CTC costs.

B.  CPUC Reform Legislation

In conjunction with its adoption of comprehensive legislation restructuring the electric utility industry, the California Legislature also enacted legislation which, if signed by the Governor, would implement certain reforms to the structure and procedures of the CPUC and for judicial review of certain CPUC proceedings. Among other things, the legislation (SB960 and SB1322) modifies the process for selecting the head of the Division of Ratepayer Advocates (DRA), by making that position one filled by and serving at the pleasure of the Governor, subject to confirmation by the California Senate. Currently the director of the DRA, which under the legislation would remain a division of the CPUC whose mission is to represent the interests of public utility customers in CPUC proceedings, is appointed by the CPUC. The legislation would also institute new procedures for classifying and processing various type of CPUC proceedings. The legislation requires the CPUC to classify proceedings either as adjudicatory, ratesetting or quasi-legislative, and to employ different ex parte rules and hearing procedures depending on the classification. Generally, ex parte contacts with decision makers are prohibited in adjudicatory proceedings (defined as complaint cases and enforcement-type proceedings), are limited in ratesetting proceedings in a manner to provide all parties with an equal opportunity to engage in such contacts, and are unlimited in quasi-legislative proceedings. The legislation also modifies the mechanism for judicial review of adjudicatory proceedings. Currently all appeals of CPUC decisions are by discretionary writ directly to the California Supreme Court. Under the legislation, appeals of adjudicatory proceedings may also be requested of the California Court of Appeals.

C.  California Public Utilities Commission Proceedings

	1.  Electric Industry Restructuring

		a.  Diablo Canyon/Rate Freeze Application

In March 1996, PG&E filed an application with the CPUC seeking approval to modify the Diablo Canyon Rate Case Settlement (Diablo Settlement) contingent upon the adoption of a five-year customer electric rate freeze, effective January 1, 1997 (Diablo Canyon/Rate Freeze Application). On August 29, 1996, the CPUC's DRA issued its report and recommendations on PG&E's Diablo Canyon/Rate Freeze Application.

In its report, the DRA indicates that it supports PG&E's endeavor to eliminate its above-market generation costs by the year 2001, but DRA recommends several modifications to PG&E's proposal. Among other things, the DRA recommends changes to the performance-based Incremental Cost Incentive Price (ICIP) mechanism to reduce the pre-set price per kilowatt-hour (kWh) paid for plant output, which escalates over the period 1997 - 2001. Revenues under the ICIP are intended to recover Diablo Canyon Nuclear Power Plant's (Diablo Canyon) variable costs and incremental capital additions. The ICIP prices proposed by PG&E and recommended by the DRA are set forth in the following table.


			Proposed ICIP Prices

(per kWh)       1997    1998    1999    2000    2001
- ----------------------------------------------------
PG&E            3.60    3.71    3.83    3.98    4.19

DRA             2.80    2.90    2.95    2.95    3.00

As an alternative, the DRA proposes that the ICIP mechanism be replaced by traditional cost of service recovery for Diablo Canyon operating costs and capital additions.

In addition to the ICIP, PG&E has proposed a sunk cost revenue requirement consisting of PG&E's remaining sunk costs in Diablo Canyon at December 31, 1996, depreciated over a five-year period, which would be recovered regardless of Diablo Canyon's performance. The DRA recommends various disallowances that would reduce the amount of the sunk cost revenue requirement that could be recovered. In particular, the DRA recommends disallowing $78 million in nuclear fuel inventory, $40 million in post-2001 tax benefits the DRA alleges should be flowed through to ratepayers, and an unspecified amount due to allegedly excessive profits PG&E has or may earn on Diablo Canyon generation.

In its report, the DRA adopts PG&E's rate freeze proposal, but proposes that residential and small customer rates be reduced by 10% over the five-year freeze period. The DRA states that this 10% rate reduction would be in addition to any rate reductions mandated by the California State Legislature.

Hearings on the Diablo Canyon/Rate Freeze Application are scheduled for October 1996, with a decision currently expected in March 1997.

		b.  CTC Application

Pursuant to the CPUC's December 1995 electric industry restructuring decision, on August 30, 1996, PG&E submitted its application to establish a competition transition charge (CTC). The purpose of the application (CTC Application) is to (1) establish a methodology for calculating the CTC, (2) identify costs included in the CTC, (3) establish the ratemaking mechanism required to recover generation costs and the CTC, (4) describe the CTC responsibility for departing load and (5) estimate the CTC for calendar year 1998.

PG&E's CTC Application represents another step in the process that will ultimately determine the amount of CTC responsibility for each customer rate class. PG&E's CTC proposal is consistent with the goals articulated in the CPUC's electric industry restructuring decision and reflects the terms of PG&E's Diablo Canyon/Rate Freeze Application.
In addition, the filing recognizes that electric industry restructuring legislation, if enacted, will require PG&E to modify and supplement the CTC Application.

CTC Recovery Method:

In its CTC Application, PG&E notes that since it has proposed to take on the risk of recovery of its utility generation CTC through its rate freeze proposal and accelerated CTC recovery schedule it should have a ratemaking mechanism to collect CTC that gives PG&E flexibility in recovering CTC and the ability to bring non-nuclear generation assets to a level approximating their market value. PG&E would be at risk for completing recovery of PG&E's above-market utility generation-related investments, including generation plant and related regulatory assets by the end of 2001.

Consistent with PG&E's preliminary unbundling proposal, filed with the CPUC in July 1995, PG&E proposes to measure CTC revenues on a residual basis, (i.e., the costs of distribution, transmission, generation and public purpose programs and other non-bypassable charges, such as nuclear decommissioning, will be subtracted from the "frozen" bundled rates and the amount that remains will be applied to transition costs). Under PG&E's proposal, PG&E would collect all CTC-related revenues in a single account that would be used to recover CTC costs in the following order:

(1) the current year costs, including the revenue requirement for Diablo Canyon sunk costs and the ICIP, revenue requirements associated with the depreciation of non-nuclear utility generation plant and QF and other power purchase agreements and QF restructuring costs;

(2) accelerated recovery of costs for which CTC recovery must be completed by the end of 2001, including generation-related regulatory assets, and above-market plant costs; and

(3) CTC costs that may be recovered after 2001, including restructuring implementation costs (e.g., ISO, PX and direct access implementation costs), employee transition costs, and QF and other power purchase agreements revenue requirements and QF restructuring costs after 2001.

In its CTC Application, PG&E requests the flexibility to use available CTC revenues to recover eligible costs in this priority order in order to minimize the potential for write-offs under the proposed shortened CTC recovery period. PG&E indicates that such flexibility is also required in order to allow PG&E the opportunity to accelerate non-nuclear generation plant balances so that the net book value of the plant will approximate the plant's market value so as to reduce the probability that PG&E would have write-offs due to inconsistent treatment between regulation and financial accounting.

If CTC revenues through 2001 are insufficient to recover PG&E's uneconomic costs related to its generation plant and related regulatory assets, PG&E would incur a loss. Should CTC revenues exceed these costs, they would be used to reduce those CTC costs eligible for recovery beyond 2001.

PG&E's proposals in the Diablo Canyon Rate Freeze Application, its generation performance-based ratemaking application filed in July 1996, and the CTC Application would eliminate the need for Energy Cost Adjustment Clause reasonableness reviews for generation, power plant fuel and power purchase costs.





Costs Included in CTC:

PG&E's filing indicates that CTCs are generally composed of sunk costs, ongoing costs and implementation costs. PG&E proposes to include in CTC the following categories of costs:

 (1) Above-market portion of Diablo Canyon;
 (2) Fossil generation sunk costs;
 (3) Future fixed and variable operating costs and future capital additions for fossil "constrained-on" generation plants (i.e., fossil plants that are required to operate to maintain transmission system reliability as designated by the ISO) to the extent not recovered under reliability contracts with the ISO;
 (4) Hydroelectric and geothermal generation sunk costs, ongoing operating costs and future capital additions;
 (5) Cost of the sunk cost audit to be completed in connection with PG&E's August 1996 sunk cost filing with the CPUC;
 (6) QF and other power purchase agreements;
 (7) Generation-related regulatory assets and obligations;
 (8) ISO, PX and direct access implementation costs;
 (9) Employee transition costs; and
(10) Generation divestiture transaction costs.

Estimate of CTCs:

PG&E's filing presents an estimate of CTC expected in 1998, assuming that the Diablo Canyon/Rate Freeze Application and CTC provisions of the Restructuring Agreement are approved by the CPUC. Assuming a market price of $0.026 per kWh in 1998, PG&E expects that CTC in 1998 will range from $2.2 billion (PG&E's current year costs for 1998) to $2.8 billion (which would include accelerated recovery of non-nuclear generation plant and regulatory assets).

Any estimate of CTCs constitutes a forward-looking statement. Certain factors, including most importantly, actual market prices in the future and future valuation of generation assets in a restructured market, may cause actual results to differ materially from those anticipated in those forward-looking statements.

CTC Responsibility for Departing Loads:

PG&E's filing proposes a separate CTC ratemaking mechanism for "departing load" customers, i.e., those customers who discontinue their purchases of electricity supplied or delivered by PG&E and replace that usage with electricity that is both supplied and delivered by some other means. PG&E proposes that CTC be collected from those customers using a combination of ongoing and lump sum payments.

2.  1997 Cost of Capital

On August 26, 1996, the DRA, PG&E and all other active parties agreed to jointly recommend a return on common equity (ROE) of 11.60% for PG&E's authorized cost of capital for 1997, which represents no change from PG&E's currently authorized ROE. PG&E had originally requested an ROE of 11.85%, while the DRA had recommended 11.25%. The joint recommendation also recommends adoption of a capital structure of 48.0% common equity, 5.8% preferred stock and 46.2% long-term debt, which is a slight change from the current capital structure of 48.0% common equity, 5.5% preferred stock and 46.5% long-term debt. When combined with the estimated costs of debt and preferred stock, the recommended 11.60% return on common equity results in an overall rate of return on utility rate base of 9.45% for 1997, compared with the 9.49% authorized for 1996.

If the joint recommendation is adopted, PG&E's electric and gas revenues would decrease approximately $5 million and $2 million, respectively. PG&E has requested that the electric revenue changes associated with the cost of capital proceeding and other outstanding rate proceedings be consolidated in order to achieve the customer electric rate freeze proposed by PG&E in the Diablo Canyon/Rate Freeze Application.

As part of its cost of capital application, PG&E had requested a separate capital structure and cost of capital for PG&E's portion of the PGT/PG&E Pipeline Expansion (PG&E Expansion). The joint recommendation specifies an ROE of 11.60%, with a capital structure of 64% debt and 36% equity. PG&E's current ROE for the PG&E Expansion is 12.1%, with a capital structure of 67% debt and 33% equity, and it had requested a 13.5% ROE for 1997. Adoption of the joint recommendation is not expected to result in any change in revenue from the PG&E Expansion.






Agreements with the DRA do not constitute a CPUC decision and are subject to modification by the CPUC in its final decision. A final CPUC decision on the parties' joint recommendation is expected in November 1996.


			      PACIFIC GAS AND ELECTRIC COMPANY


				 GORDON R. SMITH

			      By ________________________________
				 GORDON R. SMITH
				 Senior Vice President and
				 Chief Financial Officer




Dated: September 9, 1996